Q1 2011 Investor Conference Call

July 13, 2011

Jim Long, Executive Chairman

Mark Hilz, President & CEO

INX Inc.
OTC: INXI
www.INXI.com

INX

GAAP Reconciliation and Forward-Looking Statements

INX

Non-GAAP Reconciliation To GAAP

During this presentation references to financial measures of INX will include references to non-GAAP financial measures. INX provides a reconciliation between GAAP and non-GAAP financial information within this presentation and on its website at www.INXI.com under the "Investors" tab, which may be accessed directly at www.INXI.com/non-gaap-recon.

Safe Harbor Statement

This presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including future operating results expectations. Statements associated with words such as "anticipate," "believe," "expect," "hope," "outlook," "should," "target," "will" or other similar words are forward-looking statements. These projections and other forward-looking statements are only projections. Actual events, performance or results may differ materially from those indicated due to numerous factors, many of which we have little or no control over, and some of which we may not be successful in addressing. Numerous of these factors are set forth in our most recently filed Form 10-K and Form 10-Q, which we urge you to read.

All financial results shown are for continuing operations unless otherwise noted

Agenda:

1. Mark Hilz: Opening comments
2. Jim Long: Present results for Q1-2011
3. Mark Hilz: Comments on Q1 and the outlook for Q2
4. Take questions

INX Inc.

OTC: INXI

www.INXI.com

Opening Comments

INX

- Q1-2011 revenue was approximately in line with our expectations.
- Services revenue grew more than product revenue for the quarter and gross margin improved for both product and services revenue.
- Expenses were extraordinarily high for the quarter. Costs related to the restatement, admin wages related to increased staffing levels, costs related to using outside contractors to assist in systems development and revenue recognition reviews all added to our elevated general and administrative costs.
- As stated on our last investor call, we are taking actions that we believe will result in long-term improvement in our financial performance:
  - Executing over the next several quarters on ensuring that we have effective controls over financial reporting so that the type of accounting issues we experienced are not repeated, and to improve efficiency of these new processes.
  - Moving our headquarters so that our corporate operational and accounting/finance functions are in the same location. This will mean our headquarters will now be located in our Dallas facility - completes a process that has been planned for some time.
- In spite of challenging conditions we continued to generate organic growth in Q1 2011.
- We continue to be well positioned in the faster growth sectors of technology.



Review of Q1-2011 Financial Results

Jim Long

Executive Chairman

Q1-2011 Operating Results

INX

	3 Months Ended March 31, 2011		3 Months Ended March 31, 2010		$ Change	% Change
Revenue:						
Products	$ 68,200	86.4%	$ 60,901	86.9%	$ 7,299	12.0%
Services	10,754	13.6%	9,147	13.1%	1,607	17.6%
Total revenue	78,954	100.0%	70,048	100.0%	8,906	12.7%
Gross profit:						
Products	12,820	18.8%	10,954	18.0%	1,866	17.0%
Services	2,286	21.3%	1,579	17.3%	707	44.8%
Total gross profit	15,106	19.1%	12,533	17.9%	2,573	20.5%
SG&A expenses (1)	18,714	23.7%	13,171	18.8%	5,543	42.1%
Operating income (loss)	(3,608)	-4.6%	(638)	-0.9%	(2,970)	465.5%
Interest (expense) and other income	7	0.0%	91	0.1%	(84)	-92.3%
Pre-tax net income from continuing ops	(3,601)	-4.6%	(547)	-0.8%	(3,054)	558.3%
Income tax (benefit) expense	(2,058)	-2.6%	-	0.0%	(2,058)	N/A
Net income (loss)	$ (1,543)	-2.0%	$ (547)	-0.8%	$ (996)	182.1%
Diluted EPS	$ (0.16)		$ (0.06)		$ (0.10)	
Shares used to compute diluted EPS	9,526,121		9,109,924		416,197	

(1) Q1-2011 includes $2,700 of fees and costs to outside parties related to the restatement, compared to $70 in the prior year period.

(dollars in thousands, except EPS; percentages are of total revenue except gross profit, which is gross margin %)

Q1-2011 Operating Results – Reconciliation of Non-GAAP to GAAP

INX

We believe that providing non-GAAP EBITDA and non-GAAP adjusted EBITDA, which we define as set forth below, provides a consistent basis of presentation that helps investors understand the Company's financial performance in comparison to historical periods using the same methodology and information that the Company's management uses to evaluate the Company's normalized operating performance.

	3 Months Ended March 31,	
	2011	2010
GAAP net income (loss)	$ (1,543)	$ (547)
Interest expense (income)	(7)	(91)
Income taxes (benefit)	(2,058)	-
Depreciation & amortization	739	713
EBITDA	(2,869)	75
Non-cash equity compensation	312	568
Contingent earnout adjustments	(11)	(254)
Adjusted EBITDA	$ (2,568)	$ 389
Restatement costs	$ 2,700	$ 70
Adjusted EBITDA excluding restatement costs	$ 132	$ 459

(in thousands)

Q1-2011 SG&A Expenses Increase

- While revenue increased 12.7% Y/Y and gross profit increased 20.5% Y/Y ($2.6 million), SG&A expenses increased 42.1% ($5.5 million)
- Of the $5.5 million increase in SG&A expenses:
  - $2.7 million was expenses related to the restatement
  - Excluding restatement costs, SG&A expenses increased by $2.8 million, or 21.6% compared to the prior year period
- The $2.8 million increase was primarily due to the following that together made up $2.4 million:
  - 21% ($832,000) increase in administrative and operations salaries and wages – 10% staffing increase of 18 Y/Y, + accounting staff retention bonuses related to the accounting department transition
  - 27% ($776,000) increased in sales commissions related to increased gross profit and higher effective sales commission rates due to the mix of business
  - 82% ($404,000) increase in legal and professional fees (other than the restatement costs), with the most significant factor being outside contractors related to IT systems conversions and enhancements, which are operational investments for future growth and improvements in accounting controls and efficiency – expected to decrease over several quarters
  - 49% ($245,000) increase in marketing, customer-focused events and employee training
  - 27% ($190,000) increase in payroll taxes related to increased compensation

Expectation Of Q2-2011 Non-Cash Charge For Impairment Of Goodwill and Other Intangibles

INX

- We expect to record a $1.1 million non-cash charge for impairment of goodwill and other intangible assets in Q2-2011
- While our expectations for the future of our total business remained intact or even strengthened during 1H-2011, our performance in our two California regions was below our expectations
- This impairment is due to under-performance in Q1-2011 and Q2-2011 by our acquired operations in California
- In Q2-2011 we decided to restructure our two California geographic regions into a single California region under the direction of a single manager
- The impairment charge is a result of under-performance of EBITDA as compared to our internal forecasts in 1H-2011 and due to near-term continued weakness in EBITDA for the California region due to the restructuring

Balance Sheet

	March 31, 2011	December 31, 2010
Current assets:		
Cash and cash equivalents	$ 8,061	$ 12,089
Accounts receivable, net	72,623	64,493
Inventory, net	6,640	3,239
Deferred costs	2,565	2,767
Deferred income taxes	5,309	4,146
Other current assets	1,557	960
Total current assets	96,755	87,694
Property and equipment, net	5,252	4,793
Goodwill	13,532	13,532
Intangible and other assets, net	987	1,090
Deferred income taxes	2,560	2,029
Total assets	119,086	109,138
Current liabilities:		
Current portion of capital lease obligations	153	178
Accounts payable floor plan	54,008	41,129
Accounts payable	7,161	9,423
Accrued payroll and related costs	8,216	7,145
Accrued expenses	4,319	4,189
Deferred revenue	4,217	4,055
Other current liabilities	551	1,461
Total current liabilities	78,625	67,580
Non-current liabilities:		
Non-current portion of capital lease obligations	18	55
Other liabilities	874	659
Total liabilities	79,517	68,294
Stockholders' equity:		
Common stock	95	95
Additional paid-in capital	58,045	57,777
Accumulated deficit	(18,571)	(17,028)
Total stockholders' equity	39,569	40,844
Total liabilities and stockholders' equity	$ 119,086	$109,138

(in thousands)



Review of Q1-2011

Near Term Outlook

Mark Hilz

President & CEO

Q1 Review

- We continued to see very strong growth in our Data Center/ Cloud Computing practice
- INX Achieved SAS70, Type II Certification in our Managed Services operations. This is a controls-related international certification that is required for servicing customers with critical data such as the financial industry
- With customers needing assistance in managing their complex environments and the vendors not able to fill the gap we are starting to see our pipeline of opportunities in our managed services business accelerate
- INX was named the Top Networking Company in the industry by CRN
- INX received numerous awards from Cisco for 2010 performance
  - "Data Center Partner of the Year", West Region
  - "Borderless Networks Partner of the Year", South Region
  - "National Commercial Partner of the Year", US
- INX was recognized by VMware as the Americas and Global "Desktop Competency Partner of the Year"

Focused In 3 Interrelated Areas Of Enterprise Technology Infrastructure

INX

INX is focused in three interrelated and synergistic areas of technology used by enterprise organizations

Multiple technology transitions are creating changes in the manufacturer/OEM space as well as the competitive landscape

INX is positioned to take advantage of these changes



Unified Communications
IP PBX phone systems
Voice applications
Video communications
Networking
Routing & Switching
Wireless network access
Network security
Virtualized Data Center
Virtualized servers
Networked storage

Customer Billings (products only, millions);

	Q1 2011		Q1 2010		% Incr.
Network……..	$ 42.1	60.2%	$ 42.2	74.2%	0%
UC………….	8.5	12.2%	6.6	11.6%	29%
Data Center…	19.3	27.6%	8.1	14.2%	138%
Totals	$ 69.9	100.0%	$ 56.9	100.0%	23%

Outlook – Near-Term Expectations

- We expect year-over-year improvement in customer demand for the products and services we provide
- For 2Q-2011, we currently expect a combination of factors to result in a continued improvement in business conditions and customer demand:
  - Total revenue in the range of $105-$110 million (y/y increase of 25% to 31%)
  - Services revenue in the range of $11-$12 million (y/y increase of 12% to 23%)
  - Product bookings increase of 52% y/y
  - Costs of approximately $2.3 million related to the restatement process
  - A non-cash charge of approximately $1.1 million related to impairment of goodwill and other intangible assets

- Completed the restatement process and filed 2010 financials during Q2-2011; now we have completed Q1-2011 financials; began work on Q2-2011 financials; expect to make Q2-2011 Form 10-Q filing timely
- Application for relisting filed with the NASDAQ
- General and Administrative costs are expected to remain elevated for a number of reasons; Our professional and legal costs due to ongoing accounting costs, costs due to the accounting department transition, new processes related to revenue recognition are all major contributing factors related to our elevated costs. We expect to be able to reduce corporate costs over a several quarter period but our costs will remain elevated for the remainder of 2011
- Achieved 12.7% revenue growth for Q1-2011, with improving services mix and improving gross margin
- Our decision 4 years ago to position INX to take advantage of the Cloud Computing trend that is now underway is providing the opportunity for continued growth. We see significant opportunities in the future in our Unified Communications practice with video becoming an integral part of enterprise communications
- Quarterly revenue is expected to exceed $100 million for the first time in Q2-2011
- Strong balance sheet to support continued strong organic growth